                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               AMAZON.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each classs of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials;

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                     PRELIMINARY
                                                                     COPIES



                                     [LOGO]

                                                                  April 20, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Amazon.com, Inc. (the "Company") to be held at 11:00 a.m. on Thursday, May 28, 1998, at the Seattle Art Museum, 100 University Street, Seattle, Washington 98101.

     At the Annual Meeting, the stockholders will be asked to elect five Directors and to approve an amendment to the Company's Restated Certificate of Incorporation. The accompanying Notice of 1998 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

     The Board of Directors unanimously recommends that stockholders vote for the election of the nominated Directors and for the amendment to the Company's Restated Certificate of Incorporation.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ JEFFREY P. BEZOS
                                          Jeffrey P. Bezos
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                                   IMPORTANT

     A proxy card is enclosed. All stockholders are urged to complete and mail the card promptly. The enclosed envelope for return of the proxy card requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                    IT IS IMPORTANT THAT YOUR STOCK BE VOTED

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1998

To the Stockholder:

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Amazon.com, Inc. (the "Company") will be held at the Seattle Art Museum, 100 University Street, Seattle, Washington 98101, at 11:00 a.m. on Thursday, May 28, 1998, for the following purposes:

        1. To elect five Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

        2. To act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized common stock of the Company from 100,000,000 to 300,000,000 shares.

     The Board of Directors has fixed March 31, 1998 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of record on that date will be entitled to notice of and to vote at the Annual Meeting.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                          By Order of the Board of Directors,

                                          /s/ JOY D. COVEY
                                          Joy D. Covey
                                          Chief Financial Officer, Vice
                                          President of Finance and
                                          Administration and Secretary

Seattle, Washington
April 20, 1998

                                AMAZON.COM, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON THURSDAY, MAY 28, 1998

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Amazon.com, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 11:00 a.m. on Thursday, May 28, 1998, at the Seattle Art Museum, 100 University Street, Seattle, Washington 98101, and at any adjournment or postponement thereof.

     The Company's principal offices are located at 1516 Second Avenue, Seattle, Washington 98101. This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of the Company on or about April 20, 1998.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 31, 1998 will be entitled to vote at the Annual Meeting. On that date the Company had 24,162,932 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Under applicable law and the Company's Restated Certificate of Incorporation and Bylaws, if a quorum is present at the Annual Meeting: (i) the five nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares present in person or represented by proxy shall be elected Directors and (ii) matter 2 listed in the accompanying Notice of 1998 Annual Meeting of Stockholders will be approved if a majority of outstanding shares of Common Stock entitled to vote on the matter votes in favor of such matter. A majority of the outstanding shares of Common Stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting. In the election of Directors, an abstention or broker nonvote will have no effect on the outcome. Abstentions and broker nonvotes will have the practical effect of voting against matter 2.

PROXY VOTING

     Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or, in the absence of directions to the contrary, will be voted "FOR" the election of the nominees to the Board of Directors named on the following page and "FOR" the proposal to amend the Company's Restated Certificate of Incorporation. It is not expected that any other matter other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

     Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and electing to vote in person.

                              ELECTION OF DIRECTORS

     In accordance with the Company's Bylaws, the Board has fixed the number of Directors constituting the Board at five. It is proposed that five directors be elected, each to hold office until his or her successor shall have been elected and qualified. The Board of Directors has proposed that the following nominees be elected at the Annual Meeting: Jeffrey P. Bezos, Tom A. Alberg, Scott D. Cook, L. John Doerr and Patricia Q. Stonesifer. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the five nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

NOMINEES FOR THE BOARD OF DIRECTORS

     Biographical information regarding each of the nominees for the Board of Directors is set forth below:

     Jeffrey P. Bezos, age 34, has been President and Chairman of the Board of the Company since founding it in 1994, and Chief Executive Officer since May 1996, and served as Treasurer and Secretary from May 1996 to March 1997. From December 1990 to June 1994, Mr. Bezos was employed by D.E. Shaw & Co., a Wall Street investment firm, becoming Senior Vice President in 1992. From April 1988 to December 1990, Mr. Bezos was employed by Bankers Trust Company, becoming Vice President in February 1990. Mr. Bezos received his B.S. in Electrical Engineering and Computer Science, Summa Cum Laude, from Princeton University.

     Tom A. Alberg, age 58, has been a Director of the Company since June 1996. Mr. Alberg has been a principal in Madrona Investment Group, L.L.C., a private merchant banking firm, since January 1996. From April 1991 to October 1995, he was President and a director of LIN Broadcasting Corporation, and from July 1990 to October 1995, he was Executive Vice President of McCaw Cellular Communication, Inc.; both companies were providers of cellular telephone services and are now part of AT&T Corp. Prior to 1990, Mr. Alberg was a partner of the law firm Perkins Coie, where he also served as Chairman of the firm's Executive Committee. Mr. Alberg is also a director of Active Voice Corporation, Advanced Digital Information Corporation, Emeritus Corporation, Mosaix, Inc., Teledesic Corporation and Visio Corporation. Mr. Alberg received his B.A. from Harvard University and his J.D. from Columbia University.

     Scott D. Cook, age 45, has been a Director of the Company since January 1997. Mr. Cook co-founded Intuit, Inc., a leading personal finance, tax and accounting software company, in 1983, served as President and Chairman of the Board of Intuit since that time until April 1994 and has served as its Chairman of the Board since April 1994. Prior to co-founding Intuit, Mr. Cook was a consultant for Bain & Company, a strategy consulting firm, and a brand manager for Proctor & Gamble. Mr. Cook is also a director of Broderbund Software, Inc. and Intuit. Mr. Cook received his B.A. in Mathematics and Economics from the University of Southern California and his M.B.A. from Harvard Business School.

     L. John Doerr, age 46, has been a Director of the Company since June 1996. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1980. Prior to joining Kleiner Perkins Caufield & Byers, Mr. Doerr was employed by Intel Corporation for five years. Mr. Doerr is also a director of Intuit, Macromedia, Inc., Netscape Communications Corporation, Platinum Software, Inc. and Sun Microsystems, as well as several private companies. Mr. Doerr received his M.E.E. and B.S.E.E. from Rice University and his M.B.A. from Harvard Business School.

     Patricia Q. Stonesifer, age 41, has been a Director of the Company since February 1997. Ms. Stonesifer is President and Chairman of the Board of the Gates Library Foundation, which is dedicated to partnering with public libraries to bring access to computers, the Internet and digital information for patrons in low-income communities in the United States and Canada. Prior to joining the Gates Library Foundation, Ms. Stonesifer ran her own management consulting firm whose clients included DreamWorks SKG. From 1988 to 1997,

Ms. Stonesifer worked in many roles at Microsoft, most recently as Senior Vice President of the Interactive Media Division. In that role, she managed Microsoft's investment in new online content and service products, notably MSNBC on the Internet. Ms. Stonesifer is a director of the Fund for America's Libraries and Kinko's, Inc. Ms. Stonesifer received her B.A. in General Studies from Indiana University.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for their services as Directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors. In January 1997, the Company granted Mr. Cook, a Director of the Company, an option to purchase 60,000 shares of Common Stock at an exercise price of $1.3333 per share. In February 1997, the Company granted Ms. Stonesifer, a Director of the Company, an option to purchase 60,000 shares of Common Stock at an exercise price of $2.6666 per share. The Company currently intends to compensate future outside Directors through the grant of options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Doerr and Ms. Stonesifer. In February 1997, Ms. Stonesifer, a member of the Compensation Committee, purchased 2,500 shares of the Company's Series A Preferred Stock at $40.00 per share. See "Certain Transactions."

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1997, there were eight meetings of the Board of Directors. All Directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members.

     The Board of Directors has established an Audit Committee and a Compensation Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized below:

     Audit Committee. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions. The members of this committee are Mr. Alberg and Ms. Stonesifer. The Audit Committee met four times in 1997.

     Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock option plans and makes recommendations to the Board of Directors regarding such matters. The members of this committee are Mr. Doerr and Ms. Stonesifer. The Compensation Committee did not meet in 1997, but acted by unanimous written consent during that year.

                         BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 1, 1998 by (i) each person or entity known by the Company to beneficially own more than 5% of the Common Stock, (ii) each Director of the Company, (iii) each officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                        PERCENTAGE OF
                                                    NUMBER OF SHARES       SHARES
                NAME AND ADDRESS                   BENEFICIALLY OWNED    OUTSTANDING
                ----------------                   ------------------   -------------
Jeffrey P. Bezos.................................       9,885,000           41.0%
c/o Amazon.com, Inc.
  1516 Second Avenue
  Seattle, WA 98101
Tom A. Alberg(1).................................         191,000              *
  1000 Second Avenue, #3700
  Seattle, WA 98104
Scott D. Cook(2).................................          75,000              *
  P.O. Box 7850
  M/S 2475
  Mountain View, CA 94039
L. John Doerr(3).................................       2,883,397           12.0
c/o Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, CA 94025
Patricia Q. Stonesifer(4)........................          75,000              *
  P.O. Box 97070
  Redmond, WA 98073
George T. Aposporos(5)...........................          86,668              *
Richard L. Dalzell(6)............................         125,000
Oswaldo-Fernando Duenas(7).......................         125,000              *
Sheldon J. Kaphan(8).............................       1,094,051            4.5
Joel R. Spiegel(9)...............................         150,000              *
Kleiner Perkins Caufield & Byers.................       2,749,070           11.4
  2750 Sand Hill Road
  Menlo Park, CA 94025
Jacklyn Gise Bezos and Miguel A. Bezos(10).......       1,571,244            6.5
  200 Park Avenue
  Florham Park, NJ 07932
All Directors and Executive Officers as a group
  (13 persons)(11)...............................      15,231,121           60.6

---------------
  *  Less than 1%

 (1) Includes 84,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 1998.

 (2) Includes 60,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 1998, 48,000 of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (3) Includes 2,749,070 shares owned by Kleiner Perkins Caufield & Byers VIII, a California limited partnership ("Kleiner"), 85,410 shares owned by KPCB Information Sciences Zaibatsu Fund II, L.P. ("ZFII"), 7,948 shares owned by L.J. Doerr Children's Trust ("Doerr Trust"), 159 shares owned by the LJD Trust VIII ("Trust VIII") and 1,610 shares owned by LJD Ventures II ("Ventures II").

     L. John Doerr is Trustee of the Doerr Trust, Trust VIII and Ventures II. Mr. Doerr is general partner of KPCB Associates VIII, L.P., a California limited partnership ("Associates VIII"), which is a general partner of Kleiner. Mr. Doerr is also a general partner of KPCB Associates VII, L.P., a California limited partnership, which is the limited partner of ZFII. Mr. Doerr disclaims beneficial ownership of shares of Common Stock held directly by Kleiner, Associates VIII, ZFII, Doerr Trust, Trust VIII and Ventures II, except to the extent of any indirect pecuniary interest in his distributive shares therein.

 (4) Includes 60,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 1998, 48,000 of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (5) Represents 86,668 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 1998, all of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (6) Represents 125,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 1998, all of which are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (7) Includes 114,000 shares issuable upon the exercise of stock options that were, as of March 1, 1998, exercisable within 60 days of March 1, 1998. As of April 4, 1998, Mr. Duenas was no longer an employee of the Company, as a result of which all but options for 9,000 shares were terminated.

 (8) Includes 286,032 shares issued upon exercise of stock options that are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

 (9) Includes 15,000 shares subject to repurchase by the Company at the original exercise price paid for such shares, which right lapses over time in accordance with a vesting schedule. Also includes 135,000 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 1998, of which 120,000 are subject to repurchase by the Company at the original exercise price in the event of termination of services of holder, which right lapses over time in accordance with a vesting schedule.

(10) Represents 768,216 shares held by the Jacklyn Gise Bezos 1996 Revocable Trust of which Jacklyn Gise Bezos is Trustee, 243,750 shares held by the Bezos Family Trust of 1997 of which Jacklyn Gise Bezos is Trustee, 56,250 shares held by the Bezos Generation-Skipping Trust of 1997 of which Jacklyn Gise Bezos is Trustee and 503,028 shares held by the Miguel A. Bezos 1996 Revocable Trust of which Miguel A. Bezos is Trustee. Miguel A. Bezos is the spouse of Jacklyn Gise Bezos. Power to vote or direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared between Jacklyn Gise Bezos and Miguel A. Bezos. Jacklyn Gise Bezos denies beneficial ownership of the shares held by the Miguel A. Bezos 1996 Revocable Trust. Miguel A. Bezos denies beneficial ownership of the shares held by the Jacklyn Gise Bezos 1996 Revocable Trust, the Bezos Family Trust of 1997 and the Bezos Generation-Skipping Trust of 1997.

(11) Includes 989,323 shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 1998, 836,323 of which are subject to repurchase by the Company at the original exercise price in the event of termination of employment or services, which right lapses over time in accordance with vesting schedules.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth for the year ended 1997 the compensation received by: (i) the Company's Chief Executive Officer, (ii) the Company's other four most highly compensated executive officers based on salary and bonus for the year ended December 31, 1997, and (iii) Oswaldo-Fernando Duenas, a former employee of the Company who served as an executive officer of the Company for a portion of 1997 (collectively, the "named executive officers"). No other executive officer of the Company who held office at December 31, 1996 met the definition of "highly compensated" within the meaning of the executive compensation rules of the Securities and Exchange Commission (the "SEC").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                    ANNUAL COMPENSATION        SECURITIES     ALL OTHER
                NAME AND                         --------------------------    UNDERLYING    COMPENSATION
           PRINCIPAL POSITION             YEAR   SALARY($)(1)   BONUS($)(2)    OPTIONS(#)       ($)(3)
           ------------------             ----   ------------   -----------   ------------   ------------
Jeffrey Bezos,                            1997     $ 79,197            --            --             --
  President and Chief Executive Officer   1996     $ 64,333            --            --             --
George Aposporos,                         1997     $ 91,966      $ 22,379       120,000        $ 7,621
  Vice President of Business Development
Richard Dalzell,                          1997     $ 92,871      $149,174       125,000        $23,747
  Vice President and Chief Information
  Officer
Oswaldo-Fernando Duenas,                  1997     $129,851      $ 25,000       180,000             --
  Vice President of Operations
Sheldon Kaphan,                           1997     $ 97,601      $ 30,000            --             --
  Vice President and Chief Technology
  Officer
Joel Spiegel,                             1997     $ 89,302      $ 30,000       150,000             --
  Vice President of Engineering

---------------
(1) Amounts shown for Messrs. Aposporos, Dalzell, Duenas and Spiegel represent base salaries paid after they commenced employment with the Company on May 9, 1997, September 2, 1997, January 8, 1997 and March 17, 1997,
    respectively.

(2) Amounts paid to Messrs. Aposporos, Dalzell, Duenas and Spiegel represent signing bonuses.

(3) Amounts shown represent reimbursement by the Company of relocation expenses.

OPTION GRANTS IN 1997

     The following table sets forth information concerning the grant of stock options during 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                         -----------------------------------------
                                         PERCENT OF
                                           TOTAL                                   POTENTIAL REALIZABLE VALUE
                           NUMBER OF      OPTIONS                                    AT ASSUMED ANNUAL RATES
                          SECURITIES     GRANTED TO                                OF STOCK PRICE APPRECIATION
                          UNDERLYING     EMPLOYEES      EXERCISE                       FOR OPTION TERM(1)
                            OPTIONS      IN FISCAL       PRICE        EXPIRATION   ---------------------------
         NAME            GRANTED(#)(2)      YEAR      ($/SHARE)(3)       DATE         5%($)          10%($)
         ----            -------------   ----------   ------------    ----------   ------------   ------------
Jeffrey Bezos..........          --           --             --             --              --             --
George Aposporos.......     120,000         4.21%       $    12         5/9/07      $  905,608     $2,294,989
Richard Dalzell........     125,000         4.38%       $25.312        8/22/07      $1,989,862     $5,042,701
Oswaldo-Fernando
  Duenas...............     180,000         6.31%       $ 1.333         1/8/07      $  150,935     $  382,498
Sheldon Kaphan.........          --           --             --             --              --             --
Joel Spiegel...........     150,000         5.26%       $ 4.667         3/3/07      $  440,227     $1,115,621

---------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Assumes all options are exercised at the end of their respective ten-year terms. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the holders' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(2) Generally, options are fully exercisable, subject to a deferral of exercisability in certain circumstances to preserve their qualification as incentive stock options. The shares purchasable upon exercise of such options are subject to repurchase by the Company at the original exercise price paid per share in the event of the optionee's termination of employment prior to the vesting of such shares. In this context, "vesting" means that the shares subject to, or issued on exercise of, options are no longer subject to repurchase by the Company. Shares subject to, or issued upon exercise of, options generally vest at the rate of 1/5 on the first and second anniversaries of the optionee's date of hire, and 1/20 at the end of each three month period thereafter until fully vested. See "Employment Contracts, Termination of Employment and Change of Control Arrangements."

(3) All options were granted at fair market value on the date of grant. Prior to the Company's initial public offering, fair market value was established in good faith by the Company's Board of Directors based on several factors; subsequent to the Company's initial public offering, fair market value is based on the average of the high and low per share sales price for the Common Stock as reported by the Nasdaq National Market on the date of grant.

OPTION EXERCISES IN 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options during 1997 by the named executive officers and their options outstanding at fiscal year-end.

     AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                 NUMBER OF SECURITIES UNDERLYING           IN-THE-MONEY
                         SHARES                      UNEXERCISED OPTIONS AT                 OPTIONS AT
                       ACQUIRED ON    VALUE            FISCAL YEAR-END(#)              FISCAL YEAR-END($)(1)
                        EXERCISE     REALIZED   ---------------------------------   ---------------------------
        NAME             (#)(2)       ($)(3)    EXERCISABLE(2)   UNEXERCISABLE(4)   EXERCISABLE   UNEXERCISABLE
        ----           -----------   --------   --------------   ----------------   -----------   -------------
Jeffrey Bezos........         --           --           --                --                --             --
George Aposporos.....         --           --       78,335            41,665        $3,779,664     $2,010,336
Richard Dalzell......         --           --      125,000                --        $4,367,188             --
Oswaldo-Fernando
  Duenas.............         --           --       75,000           105,000        $4,418,750     $6,186,250
Sheldon Kaphan.......    762,786     $991,299           --                --                --             --
Joel Spiegel.........     15,000           --      135,000                --        $7,503,750             --

---------------
(1) Amounts equal the closing price of the Common Stock on December 31, 1997 ($60.25 per share), less the option exercise price, multiplied by the number of shares exercisable or unexercisable.

(2) Shares purchased or purchasable on exercise of options may be subject to repurchase by the Company at the original exercise price paid per share in the event of the optionee's termination of services prior to the vesting of such shares according to a vesting schedule. In this context, "vesting" means that the shares subject to, or issued on exercise of, options are no longer subject to repurchase by the Company.

(3) "Value Realized" represents the fair value of the underlying securities on the exercise date minus the exercise price of such options. "Value Realized" does not take into consideration whether any of the underlying securities are or have been subject to a right of repurchase, at the exercise price paid per share, in favor of the Company.

(4) Exercisability of option has been deferred to preserve its qualification as an incentive stock option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company offers compensation packages designed to attract and retain outstanding employees and to encourage and reward the achievement of corporate goals. Compensation currently includes a competitive combination of salaries, benefits and stock options. Through broad-based employee ownership of Company stock, the Company seeks to align employee financial interests with long-term stockholder value.

     Executive officers receive total compensation packages in line with their responsibilities and expertise. The Company believes that the majority of an executive's compensation should be closely tied to overall Company performance. Accordingly, salaries for executive officers in most cases are relatively low and each executive officer receives a significant stock option grant when he or she joins the Company.

     Base Salaries. Salaries for the Company's executive officers are based on the executive's contribution to Company performance, level of responsibility, experience and breadth of knowledge. The Compensation Committee also utilizes salary surveys for reference purposes, but its salary determinations are not targeted to a specific level of comparable compensation. The companies in the salary survey include some but not all of the companies in the Morgan Stanley High Technology Index, the peer-group index shown in the Stock Price Performance Graph below. Base salaries for executive officers generally are designed to be significantly less than those paid by competitors in the electronic commerce and software industries. These lower base salaries are combined with large stock option grants so that the major portion of the executive's pay is tied to Company performance. In 1997, base salaries for executive officers generally were not increased.

     Stock-Based Compensation. The Company seeks to tie the long-term interests of its executive officers to those of its stockholders. As a result, each executive officer receives a significant stock option grant when he or she joins the Company. Grant sizes are determined based on various subjective factors, primarily related to the individual's anticipated contribution to the Company's success. At this time, the Company does not anticipate granting stock options to executive officers other than at the time of hire, in connection with certain promotions and in other special circumstances.

     Other Compensation. The Company pays bonuses to its executive officers only under special circumstances. In 1997, the Company hired several executive officers and paid each of them signing bonuses to encourage them to join the Company and to compensate them for relocation expenses.

     Chief Executive Officer Compensation. Mr. Bezos received $79,197 in cash compensation from the Company during 1997. Mr. Bezos' compensation was considerably less than would have been warranted by the Company's performance during 1997 and Mr. Bezos' very significant contribution to that performance as President and Chief Executive Officer. However, due to Mr. Bezos' substantial ownership in the Company (approximately 41%), the Company did not provide him with additional compensation during 1997.

     The Compensation Committee will evaluate the Company's compensation policies on an ongoing basis to determine whether they enable the Company to attract, retain and motivate key personnel. To meet these objectives, the Company may from time to time increase salaries, award additional stock options or provide other short- and long-term incentive compensation to executive officers, including Mr. Bezos.

     Compensation payments in excess of $1 million to the Chief Executive Officer or other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation in 1998 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company intends to maintain qualification of its 1994 Stock Option Plan and 1997 Stock Option Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

                                          The Compensation Committee
                                          L. John Doerr
                                          Patricia Stonesifer

                         STOCK PRICE PERFORMANCE GRAPH

     The graph set forth below compares cumulative total return on the Common Stock with the cumulative total return of the Nasdaq Total U.S. Index and the Morgan Stanley High Technology Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering of the Common Stock (the "Offering") on May 15, 1997 and ending on December 31, 1997. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

                              [Performance Graph]

Index                                         5/15/97           12/31/97
---------------------------------------------------------------------------
Amazon.com, Inc.                                $100             $334.72
NASDAQ (U.S.)                                   $100             $117.11
Morgan Stanley High-Technology Index            $100             $106.65


     EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
                                  ARRANGEMENTS

OPTION PLANS

     1994 Stock Option Plan. In the event of a sale of all or substantially all of the Company's assets, merger or reorganization in which the Company is not the surviving corporation, or the sale or other transfer of more than 50% of the outstanding shares of Common Stock (each, a "Terminating Event"), the Compensation Committee may determine whether provision will be made for assumption of or substitution for the stock options granted under the Company's 1994 Stock Option Plan by the successor corporation. If the Compensation Committee determines that no such assumption or substitution will be made, all options will become fully vested and each optionee will have the right to exercise any unexercised and unexpired options within 30 days from the date of notice of such determination. With respect to options granted prior to December 20, 1996, Terminating Events also include the sale of a material division of the Company, an acquisition by the Company resulting in an extraordinary expansion of the Company and a material change in the capital structure of the Company (excluding the issuance of securities of the Company for adequate consideration and the conversion into Common Stock of convertible securities of the Company).

     1997 Stock Option Plan. In the event of (i) the merger or consolidation of the Company in which it is not the surviving corporation pursuant to which shares of Common Stock are converted into cash, securities or other property (other than a merger in which holders of Common Stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger), (ii) the sale, lease, exchange or other transfer of all or substantially all of the Company's assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of Common Stock of any plan or proposal for the Company's liquidation or dissolution (each, a "Corporate Transaction"), the Compensation Committee will determine whether provision will be made in connection with the Corporate Transaction for the assumption of the options under the Company's 1997 Stock Option Plan or substitution of appropriate new options covering the stock of the successor corporation or an affiliate of the successor corporation. If the Compensation Committee determines that no such assumption or substitution will be made, each outstanding option under the 1997 Stock Option Plan will automatically accelerate so that it will become 100% vested and exercisable immediately before the Corporate Transaction, except that acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interests" accounting for the Corporate Transaction.

DALZELL EMPLOYMENT ARRANGEMENTS

     In the event of the termination of employment of Richard L. Dalzell by the Company within three years of the date he commenced employment, the Company has agreed to pay Mr. Dalzell the greater of $100,000 or six months' base salary.

                      PROPOSAL TO APPROVE AN AMENDMENT TO
        THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to Article 4 of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 shares to 300,000,000 shares. The text of the first sentence of
Article 4, as it is proposed to be amended, is as follows:

          The total authorized stock of this corporation shall consist of 300 million shares of Common Stock having a par value of $.01 per share and 10 million shares of Preferred Stock having a par value of $.01 per share.

     The additional Common Stock to be authorized by adoption of the proposed amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. The holders of Common Stock do not presently have preemptive rights to subscribe for the additional Common Stock proposed to be authorized. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Restated Certificate of Incorporation with the Secretary of State of Delaware.

     Under the present Restated Certificate of Incorporation, the Company has the authority to issue 100,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. At March 1, 1998, 24,153,932 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were outstanding. Accordingly, as of March 1, 1998, after taking into account the shares reserved for issuance upon the exercise of Company stock options and upon the conversion or exercise of certain warrants issued by the Company, there remained approximately 66,142,854 shares of Common Stock available for issuance. The proposed amendment would provide for an additional 200,000,000 shares of Common Stock available for issuance.

     The purpose of the increase in authorized shares is to provide additional shares of Common Stock that could be issued for corporate purposes without further stockholder approval unless required by applicable law or regulation. The Company currently expects that purposes for additional shares will include paying stock dividends or subdividing outstanding shares through stock splits, effecting acquisitions of other businesses or properties, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and securing additional financing for the operation of the Company through the issuance of additional shares. The Board of Directors believes that it is in the best interests of the Company to have additional shares of Common Stock authorized at this time in order to alleviate the expense and delay of holding a special meeting of stockholders if and when there is a need to issue additional shares of Common Stock.

     The additional shares of Common Stock that would become available for issuance if the proposed amendment were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes of control (whether by merger, tender offer, proxy contest or assumption of control by holder of a large block of the Company's securities) or changes in or removal of management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the number of authorized shares of Common Stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of the Company (nor is the Board of Directors currently aware of any such attempts directed at the Company), stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes of control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

     The Company's Bylaws contain certain provisions that could have an anti-takeover effect, including provisions permitting the Company's Board of Directors to postpone the Company's annual meeting of stockholders for up to 120 days, providing that stockholders may call a special meeting of stockholders only if they hold, in aggregate, at least 30% of the outstanding shares entitled to vote on any issue proposed to be considered at such meeting, and providing that a stockholder must give notice to the Company, at least 60, and not more than 90, days prior to the date of the annual meeting of stockholders, of any business (including director nominations) to be brought before the meeting by such stockholder. In addition, the authority granted by the Company's Restated Certificate of Incorporation to the Board of Directors to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of the Company's stock could be used for anti-takeover purposes. The proposal to increase the number of authorized shares of Common Stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect, and the Company's management presently does not intend to propose anti-takeover measures in future proxy solicitations.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                              CERTAIN TRANSACTIONS

     In 1997, the Company sold 2,500 shares of Series A Preferred Stock at $40.00 per share to each of Scott D. Cook and Patricia Q. Stonesifer. At the time of the Company's initial public offering the shares of each of Mr. Cook and Ms. Stonesifer were converted into 15,000 shares of Common Stock.

     In October 1997, the Company made a one-year, no-interest loan in the aggregate amount of $75,000 to Richard L. Dalzell in connection with his relocation to Seattle, Washington and the commencement of his employment with the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the year ended December 31, 1997, its officers, Directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements.

                                    AUDITORS

     The Company has selected Ernst & Young LLP to continue as its independent public accountants for the fiscal year ending December 31, 1998. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

                            EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire cost of such solicitation will be borne by the Company. Corporate Investors Communications, Inc. will distribute proxy materials to beneficial owners, and may solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay Corporate Investors Communications, Inc. $3,000 for its services and will reimburse Corporate Investors Communications, Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitation also may be by personal interview, telephone and telegram by Directors, officers and other employees of the Company without special compensation.

                                 OTHER MATTERS

     The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF STOCKHOLDERS

     To be considered for inclusion in the Proxy Statement and proxy card for the 1999 Annual Meeting of Stockholders, proposals of stockholders must be received by the Secretary of the Company by December 21, 1998.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 1997 accompanies this Proxy Statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Investor Relations, Amazon.com, Inc., 1516 Second Avenue, Seattle, Washington 98101.

PROXY                                                                PRELIMINARY
                                                                     COPIES

                                AMAZON.COM, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Amazon.com, Inc., a Delaware corporation (the "Company"), hereby appoints Jeffrey P. Bezos and Joy D. Covey, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 28, 1998, at 11:00 a.m., local time, at the Seattle Art Museum, 100 University Street, Seattle, Washington, 98101, and any adjournments or postponements thereof upon the matters set forth on the reverse side of this Proxy Card.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT, "FOR" THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

     The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                            Please mark
                                                             your votes [ X ]
                                                              like this




                                        FOR                   WITHHOLD
                                    the nominees              AUTHORITY
                                 listed below (except      to vote for all
                                  as indicated below          nominees
1.  Election of five directors,
    each to hold office until          [   ]                    [   ]
    his or her successor shall
    have been elected and
    qualified.
    Nominees: Jeffrey P. Bezos,
    Tom A. Alberg, Scott D. Cook,
    L. John Doerr and Patricia Q.
    Stonesifer
    INSTRUCTION: To withhold authority
    to vote for any nominee write that
    nominee's name in this space.


    ----------------------------------

                                        FOR        AGAINST      ABSTAIN
2.  Approval of Amendment to the
    Company's Restated Certificate     [   ]        [   ]        [   ]
    of Incorporation.

3.  In their discretion, the
    proxies are authorized to vote
    upon such other matters as may
    properly come before the
    meeting or any adjournments or
    postponements thereof.


I PLAN TO ATTEND THE MEETING  [   ]


Please sign below exactly as your
name appears on this Proxy Card. If
shares are registered in more than
one name, the signatures of all
such persons are required. A
corporation should sign in its full
corporate name by a duly authorized
officer, stating his/her title.
Trustees, guardians, executors and
administrators should sign in their
official capacity, giving their
full title as such. If a
partnership, please sign in the
partnership name by authorized
person(s).

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.


Signature(s)                                              Date
            ---------------------------------------------     -----------------
Please sign, date and return this proxy card today, using the enclosed envelope.

-------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *